EXHIBIT 10.8

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

Amendment No. 7

To

QUALCOMM Globalstar Satellite Products Supply Agreement

Agreement No. 04-QC/NOG-PRODSUP-001

(NOG-C-04-0137)

This Amendment No. 7 (“Amendment”) is effective as of October 27, 2008 (“Amendment Effective Date”) by and between QUALCOMM Incorporated, a Delaware corporation (“Qualcomm”) and Globalstar, Inc., a Delaware corporation (“Buyer”), and Globalstar Canada Satellite Company (“GCSC”) a Nova Scotia Corporation and wholly owned subsidiary of Buyer, with respect to the below stated facts.

This Amendment must be signed by October 28, 2008; otherwise, this Amendment offer is no longer valid.

RECITALS

A.      Qualcomm and Buyer executed the Qualcomm Globalstar Satellite Products Supply Agreement No. 04-QC/NOG-PRODSUP-001 dated April 13, 2004, as amended (the “Agreement”), pursuant to which Qualcomm agreed to sell to Buyer, and Buyer agreed to purchase, Globalstar products from time to time for resale to customers under such Supply Terms and Conditions.

B.  Qualcomm and Buyer executed Amendment No. 1 dated May 25, 2005 to the Agreement, pursuant to which Qualcomm agreed to modify the Globalstar GSP-1600 Tri-Mode Satellite Phone to replace the LCD (“GSP-1600”) and make available a limited quantity of GSP-1600s and other Globalstar products to Globalstar for resale to its customers.

C.  Qualcomm and Buyer executed Amendment No. 2 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to manufacture, sell and deliver New Products to Globalstar for resale to its customers.

D.  Qualcomm and Buyer executed Amendment No. 3 dated September 30, 2005 to the Agreement pursuant to which Qualcomm agreed to sell to Buyer additional GSP-1600s and other Globalstar products for resale to its customers.

E.      Qualcomm and Buyer executed Amendment No. 4 dated August 15, 2006 pursuant to which Buyer agreed to undertake to performance of the final packaging of the GCK-1700 Car Kit and SDVM, including procurement of such packaging materials and antenna(s), and accordingly, (i) Buyer will no longer be required to deliver production GCK-1700 Car Kit and/or SDVM Antennas and applicable documentation to Qualcomm as set forth in Section 27 of the

Agreement, and (ii) QUALCOMM will deliver GCK-1700 Car Kits and SDVMs, without antennas, as provided for in Section 26 of the Agreement.

F.  Qualcomm, Buyer and GCSC executed the Assignment and Performance Guarantee Agreement No. 06-QC/Globalstar-AA-001 GINC-C-06-0306 dated October 11, 2006 by which Globalstar assigned its rights, title and interests in and to Amendment 2 to the Agreement, including all rights and obligations arising under Purchase Orders issued pursuant to Amendment 2 to GCSC.

G. Qualcomm, Buyer and GCSC executed Amendment No. 5, pursuant to which the parties agreed to further extend the Term and revise the Delivery Schedule and pricing terms for New Products and other terms and set forth therein.

H. Qualcomm, Buyer and GCSC executed Amendment No. 6 pursuant to which the parties agreed to amend the Agreement to provide for indemnification for Qualcomm as it relates to the use of any non-conforming battery with the GSP-1700 handset.

I. Buyer has requested, and Qualcomm has agreed subject to certain terms and conditions set forth herein, to revise the delivery schedule of New Products to reflect a suspension in deliveries for a period of eighteen (18) months with deliveries scheduled to resume in April, 2010 as set forth in the Third Revised Delivery Schedule, attached hereto as Exhibit A.

By this Amendment, Qualcomm, Buyer and GCSC agree to further amend the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby modify the Agreement as set forth herein.

1.               Section 30, Term Extension, is hereby modified as follows:

“30. Term Extension.  The Term of the Agreement is hereby extended twelve (12) months to September 30, 2011, unless otherwise terminated as provided for in this Amendment No. 7 and the Agreement.”

2.                                       Section 32. Special Provisions for Suspended New Products Delivery Schedule is hereby added as follows:

“32.1 Suspended New Products Delivery Schedule. As of the Amendment Effective Date, the delivery schedule as set forth in Attachment 1(a) to Amendment No. 2, as amended in Amendment No. 5, is further amended to reflect an eighteen (18) month suspension beginning with the now-scheduled October, 2008 delivery for New Products (“Third Revised Delivery Schedule”).

32.2 Resumption of New Products Delivery Schedule. As a condition of suspending deliveries as set forth herein, Buyer must provide written notification to Qualcomm no later than August 15, 2009 of either (i) its desire to resume taking deliveries of and making payment for the New Products as set forth in the Third Revised Delivery Schedule or (ii) provide notice of discontinuation as set forth in Section 32.3 below.   All units of the remaining New Products must be included in Buyer’s selection of (i).

32.3                           Third Revised Delivery Schedule Pricing.  Both parties acknowledge and agree that due to the delivery suspension, the pricing of the New Products may increase due to parts obsolescence, supplier issues and other manufacturing costs associated with re-start-up costs. If Qualcomm determines that the costs to re-start and manufacture the New Products will increase, Buyer agrees to pay an increase in the current GSP-1700 price of no more than [*] per GSP-1700 for the remaining delivery quantity.

Qualcomm will provide written notice to Buyer of any increase in price for the GSP-1700 by August 1, 2009.  If the price increase is greater than [*] per GSP-1700, Buyer can either (A) accept the increase in price (“Option A”), or (B) terminate the Agreement for discontinuance and must (i) purchase all available Finished Goods for all New Products in inventory at the current price (“Finished Goods” is defined as all New Products in inventory at the -10 level or above), and (ii) purchase all components or any other parts on order and purchased by Qualcomm in support of the current delivery schedule at Qualcomm’s cost; and (iii) negotiate in good faith a license and license fee and ASIC Supply Agreement from Qualcomm to allow a third party manufacturer to manufacture the New Products on behalf of Buyer, all as set forth in Section 32.4.2 (collectively “Option B”).  Buyer must provide written notice of either Option A or Option B no later than August 15, 2009 otherwise Qualcomm shall have the right to terminate the Agreement as set forth in Section 32.4.1 below.

32.4                           Additional Termination Provisions

32.4.1                  By Qualcomm.  In addition to the termination provisions and rights set forth in the Agreement,  Buyer’s failure to confirm in writing its agreement to either (i) resume taking all outstanding deliveries of the New Products as set forth in the Third Revised Delivery Schedule, (ii) timely selection of Option A, or Option B, or (iii)  Buyer’s failure to comply with the terms of this Agreement, including (a) failure to make timely payments for all outstanding invoices, (b) failure to make timely payments for all New Products and parts or components purchased by Qualcomm in support of the current delivery schedule in inventory or committed to by Qualcomm with suppliers that cannot be canceled at the time of termination, or (c), failure to enter into a License Agreement for a third party manufacturer within ninety (90) days of Agreement termination, shall constitute a material default under this Agreement and Qualcomm shall deliver written notice of its intent to terminate for breach. If a material default is not cured within thirty (30) calendar days after the date of notice, or if Qualcomm, in its sole discretion, determines it cannot support resumption of the delivery schedule due to resource availability, costs or any other business reason, Qualcomm shall have the right to (1) terminate the Agreement, and (2) cancel any undelivered portions of the Purchase Order for New Products, subject to all termination rights set forth in the Agreement, including but not limited to Termination Charges defined in Section 1, and Sections 3.3 and 16 of the Supply Terms and other termination fees set forth in Section 20.1, as amended in Amendment No. 5 and (3) immediately terminate the Master Ordering Agreement, including all Task Orders for Hotline/Help Desk Support, upon written notice to Buyer.

32.4.2                  Discontinuation By Buyer.  In the event Qualcomm determines that the price of the GSP-1700 will increase more than [*] per phone as a result of the cost analysis by Qualcomm, Buyer may discontinue this Agreement subject to the following conditions:

1. Buyer agrees to take delivery within forty five (45) days of termination, and to pay within ninety (90) days of termination the following:

•                  All available Finished Goods for all New Products in inventory at the time of termination at the New Product current price.

•                  All components and parts purchased by Qualcomm in support of the current delivery schedule that are in inventory or committed to with a supplier that can not be canceled, at Qualcomm’s cost, plus any cancellation or other fees, including restocking fees imposed by suppliers due as a result of termination.

2. Buyer and Qualcomm will negotiate in good faith a technology license and an ASIC Supply Agreement to enable a third-party manufacturer to manufacture and sell phones on behalf of Buyer.  The License must be executed within ninety (90) days of the date of termination.”

3. Attachments.

A.           Attachments.  Attachment No. 1(a) to Amendment No. 2, Revised Delivery Schedule for New Products as amended in Amendment No. 5 is further amended to reflect the suspension of all New Product deliveries for eighteen (18) months, beginning with the October, 2008 delivery. Deliveries of New Products will resume April, 2010 as provided for in Exhibit A, Third Revised Delivery Schedule.

4.                                       Exhibit A, Qualcomm Supply Terms and Conditions is hereby revised as follows:

Section 9.7, Payment Offset is hereby added as follows:

“9.7        Payment Offset.  Any payments made by Buyer and/or GCSC to Qualcomm, pre-paid or otherwise, may be used by Qualcomm to offset any outstanding amounts owed by Buyer and/or GCSC to Qualcomm, under this Agreement or any other agreement. Notwithstanding Qualcomm’s right to offset in this section, Buyer and/or GCSC must continue to make all payments in a timely manner as required under this agreement. “

5.                                       Hotline Support. Both parties agree that the Master Ordering Agreement (For Services) For the Globalstar Program #04-QC/NOG-MOA-001, as amended (“MOA”)and Revised Task Order #1 for Tier 3 Hotline/Help Desk Support Under the Master Ordering Agreement (for Services) For the Globalstar Program #04-QC/NOG-MOA-001 (Revised Task Order #1) shall be amended as follows:

1.               The fixed price for Hotline/Help Desk Support from November 1, 2008 though October 30, 2009 shall increase by [*] per month for a period of twelve (12) months from the current pricing set forth in Amendment No. 4 to the Revised Task Order #1 as set forth below:

November 1, 2008 — August 30, 2009	[*] per month
September 1, 2009 — October 30, 2009	[*] per month
November 1, 2009 — August 30, 2010	[*] per month

2.               In the event this Agreement is terminated for any reason except for termination for cause by Qualcomm due to breach by Buyer, upon written request by Buyer and subject to available resources, Qualcomm will continue to provide Hotline support for a period of twelve (12) months from the date of termination for an additional [*] per month to the then-current monthly fee. An amendment to the MOA and Revised Task Order #1 will be executed between the parties.

6. As a condition of this Amendment, Buyer and/or GCSC must pay all outstanding amounts due Qualcomm under this Agreement or any other agreement as of the Amendment Effective Date no later than five days from the Amendment Effective Date. These amounts may not be offset by Buyer and/or GCSC against prior payments made to Qualcomm, prepaid or otherwise.

EFFECTIVENESS. Except as modified by this Amendment No.7 as of the Amendment Effective Date, the Agreement shall remain in full force and effect.  No modification, amendment or other change may be made to this Amendment No. 7 or any part thereof unless reduced to writing and executed by authorized representatives of both parties.

IN WITNESS THEREOF, the parties have executed this Amendment No. 7 as of the Amendment Effective Date.

QUALCOMM Incorporated		Globalstar, Inc.

By:	/s/ Scott Becker	By:	/s/ William F. Adler

Name:	Scott Becker	Name:	William F. Adler

Title:	Sr. VP	Title:	VP Legal & Regulatory Affairs & Assistant Secretary

Globalstar Canada Satellite Company

By:	/s/ William F. Adler

Name:	William F. Adler

Title:	Secretary

EXHIBIT A

Third Revised Delivery Schedule for New Products

October 2008 — July 2011

Schedule Ship Date	GSP-1700	GIK-1700 Car Kit	GSP-1700 SDVM	Car Power Adapter
10/2008 — 3/2010	Suspended	Suspended	Suspended	Suspended

[*]